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                                                                    EXHIBIT 10.1




                              EMPLOYMENT AGREEMENT


         This Agreement is made as of April 30, 1999 by and between CAFE ODYSSEY, INC., a Minnesota corporation (the "COMPANY"), and THOMAS W. ORR (the "EXECUTIVE").

         WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

         WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.       EMPLOYMENT

         1.1 Employment as Chief Financial Officer and Executive Vice President. The Company hereby employs Executive as Chief Financial Officer and Executive Vice President and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the President. The Executive will perform those duties which are usual and customary for a Chief Financial Officer and Executive Vice President of a restaurant enterprise and Internet company. He shall perform his duties in a manner reasonably expected of a Chief Financial Officer and Executive Vice President of a restaurant company.

         1.2 Term. Employment shall be for an initial term of up to three years commencing on June 1, 2000 and continuing until the earlier of (i) June 1, 200__ or (ii) the date Executive's employment terminates pursuant to Article III hereof. Unless Executive's employment has been terminated pursuant to Article III, the term of this Agreement shall be renewed for successive one-year terms if mutually agreed upon by the Executive and the Board of Directors of the Company (the "BOARD").

II.      COMPENSATION, BENEFITS AND PERQUISITES

         2.1 Base Salary. The Company shall pay Executive an annualized base salary ("BASE SALARY") of $75,000 during the first year of this Agreement. The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The President will review the Base Salary at least annually and may, in his or her sole discretion, increase it to reflect performance, appropriate industry guideline data or other factors.

         2.2 Automobile Allowance. Executive shall receive an automobile allowance of $680 per month.



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         2.3 Vacations. Executive shall be entitled to three weeks' paid vacation, or such greater amount of time as determined by the Board.

         2.4 Employee Benefits. The Company agrees to pay 100% of the COBRA continuation premiums for health and dental insurance currently maintained by Executive and his family until the expiration of any waiting periods required for full participation by Executive and his family under the Company's plans and policies. Thereafter, Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other executives under its applicable plans and policies (including, without limitation, group health, group dental and group life coverage). Executive shall pay any contributions which are generally required of executives to receive any such benefits.

         2.5 Travel Expenses and Cost of Living Allowance. Executive shall be reimbursed his reasonable travel expenses from his home to Minneapolis upon submission of receipts to the Company. Executive shall also be reimbursed for the cost of a temporary apartment, meals and other expenses for his stays in Minneapolis up to a total of $1,200 per month upon submission of receipts to the Company.

III.     TERMINATION OF EXECUTIVE'S EMPLOYMENT

         3.1 Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Executive. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

         3.2 Notice. Each party must provide the other with at least 30 days' written notice of termination of Executive's employment under this Agreement.

IV.      CONFIDENTIALITY

         4.1 Prohibitions Against Use. Executive acknowledges and agrees that during the term of this Agreement he may have access to various trade secrets and confidential business information ("CONFIDENTIAL INFORMATION") of the Company. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly, or use such information in any other way during the term of this Agreement or for a period of two (2) years after the termination of this Agreement. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this
Section 4.1 shall not apply to information known by Executive which (i) was in possession of Executive prior to receipt thereof from the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (iii) becomes available to Executive from a third party having the right to make such disclosure.



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         4.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those provisions, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

V. NON-COMPETITION. Executive agrees that, on or before the date which is one (1) year after the date Executive's employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

             (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is entertainment-themed restaurants or any entity whose primary business is the provision of internet-based e-mail services to radio stations, in each case, within the United States. However, nothing in this subsection (a) shall preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

             (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this Article V are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

VI.      MISCELLANEOUS

         6.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         6.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements relating to the employment of Executive by the Company.

         6.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.


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         6.4 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

             If to the Company, to: Cafe Odyssey, Inc.
                                    4801 West 81st Street, Suite 112
                                    Bloomington, MN 55437
                                    Attention: President

             If to Executive, to:   Thomas W. Orr
                                    4801 West 81st Street, Suite 112
                                    Bloomington, MN 55437
or to such other addresses as either party may designate in writing to the other party from time to time.

         6.5 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         6.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

         6.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

         6.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement or the breach of any exhibits attached to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees. Notwithstanding anything in this Section to the contrary, during the pendency of any dispute or controversy arising under or in connection with this Agreement or exhibits attached to this Agreement, the Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Articles IV and V.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.



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                               CAFE ODYSSEY, INC.


                                  /s/ Ronald K. Fuller
                               By: Ronald K. Fuller
                               Its: President


                                  /s/ Thomas W. Orr
                               THOMAS W. ORR
































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